Exhibit 11.       Statement of Computation of Per Share Earnings

PATIENT INFOSYSTEMS, INC.


                                                        Three Months Ended                Six Months Ended
                                                             June 30,                          June 30,
                                                      1999              1998            1999               1998
                                                      ----              ----            ----               ----
Net Loss                                          $ (2,042,886)      $ (680,017)  $ (3,756,616)       $ (1,735,055)
                                                  ------------       ----------   ------------        ------------

Weighted average common and
     potential common shares                         8,028,186        8,019,789      8,024,125           8,016,727
                                                     ---------        ---------      ---------           ---------

Net Loss per share - Basic and Diluted                 $ (0.25)         $ (0.08)       $ (0.47)            $ (0.22)
                                                       =======          =======        =======             =======

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated:  August 11, 1999



PATIENT INFSYSTEMS, INC.
(Registrant)



/s/ Donald A. Carlberg                                      August 13, 1999
----------------------                                      ---------------
Donald A. Carlberg                                          Date
Director, President and Chief Executive Officer



/s/ John V. Crisan                                          August 13, 1999
------------------                                          ---------------
John V. Crisan                                              Date
Chief Financial Officer